Exhibit 10.34
December 29, 2005
Charles W. Scharf
JPMorgan Chase & Co.
Dear Charlie -
As we have discussed, we hereby amend and restate as of the date hereof that certain letter agreement dated February 25, 2004. Reference to the effective date means July 1, 2004, the effective date of merger of Bank One Corporation and JPMorgan Chase & Co. (the “Company”).
Office Location: New York, New York
Company Equity Awards Granted Prior to the Effective Date:
•	Upon any termination of employment with the Company (other than a termination by the Company for Cause) following the effective date, (1) all outstanding stock options granted prior to the effective date vest in full and become immediately exercisable (2) Company options granted prior to the effective date remain exercisable for not less than three years following the date of termination (or longer period as per terms, e.g., if executive satisfied retirement rule), but in no event longer than the original full term, and (3) non-compete provision of the restrictive covenants in the Company equity awards granted prior to the effective date lapses.
Termination following the effective date: Termination protection for 3 years after the effective date as follows:
•	Without Cause by the Company or by the Executive for Good Reason:
1.	Full vesting of all equity incentive awards including the initial restricted stock award granted July 1, 2004 (with other post-effective date awards vesting in accordance with their terms), with the Company options granted prior to the effective date remaining exercisable for three years following the date of termination (or longer period as per terms, e.g., if executive satisfies retirement rule), but in no event beyond the original full term and post-effective date option grants remaining exercisable in accordance with their terms unless a longer period is provided for pursuant to the terms of the JPMorgan Chase Executive Severance Policy; and

2.	All other benefits provided under the JPMorgan Chase Executive Severance Policy to similarly-situated executives. Under JPMorgan Chase’s current severance policy, which as you know is subject to change at the discretion of the Company, you will be eligible for severance in case of involuntary termination, except for Cause, in an amount equal to two times current base salary, plus a further amount determined at the discretion of JPMorgan Chase.
•	For this purpose, “Cause” shall mean: (1) continued failure to perform duties or continued failure to abide by the written policies of the Company after notice and a reasonable opportunity to cure (provided that such written policies have been previously provided to the executive); (2) gross misconduct which is demonstrably injurious to the Company; or (3) conviction or plea of guilty or nolo contendere to the commission of a felony.

•	For this purpose, “Good Reason” shall mean relocation from the location set forth above.

•	Death or Involuntary Termination due to Disability: full vesting of all equity incentive awards, with the Company options granted prior to the effective date remaining exercisable for not less than three years following the date of termination (or longer period as per terms, e.g., death, disability or retirement rule) and post-effective date grants remaining exercisable in accordance with their terms, but not beyond the original full term; other vested benefits.

•	Excise Tax Gross-Up: If any payments under this Agreement or otherwise are subject to Section 4999 of the Code, the executive will be paid an additional payment such that the executive will be placed in the same after-tax position as if no excise tax had been imposed, if the net after-tax benefit to the executive exceeds $100,000.
Miscellaneous:
•	No mitigation or offset.

•	Governed by New York law.
If the above reflects your understanding, please sign this letter in the space below.
Very truly yours,
/s/ James Dimon
James Dimon
ACKNOWLEDGED AND AGREED
/s/ Charles W. Scharf
Charles W. Scharf